CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "The Funds' Independent Accountants/Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 10 to Registration Statement Number 33-62174 (Form N-1A) of our report dated April 21, 1998, on the financial statements and financial highlights of the Legg Mason American Leading Companies Trust and Legg Mason Balanced Trust, each a separate series of the Legg Mason Investors Trust, Inc., for the year ended March 31, 1998, included in the 1998 Annual Report to Shareholders.

                                         /s/ Ernst & Young LLP

Baltimore, Maryland
May 27, 1998